SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.   20549

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                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 12, 1998
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                            BARNES & NOBLE, INC.
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             (Exact Name of Registrant as Specified in Charter)

             Delaware                 1-12302           06-1196501
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   (State or Other Jurisdiction     (Commission        (IRS Employer
         of Incorporation)         File Number)     Identification No.)

          122 Fifth Avenue, New York, NY                   10011
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     (Address of Principal Executive Offices)           (Zip Code)

     Registrant's telephone number, including area code     (212) 633-3300
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        (Former Name or Former Address, if Changed Since Last Report)
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Item 2.   Acquisition or Disposition of Assets.

          On November 12, 1998, Barnes & Noble, Inc ( the "Company") completed the establishment of its previously announced 50%/50% joint venture with Bertelsmann AG, an Akteingesellschaft organized and existing under the laws of Germany ("BAG"), to operate the Company's online retail business, barnesandnoble.com ("barnesandnoble.com").

          Under the terms of the Formation Agreement among the Company, BAG and certain of their respective subsidiaries (the "Formation Agreement"), effective as of October 31, 1998, the Company established barnesandnoble.com llc, a Delaware limited liability company (the "LLC"), to own and operate barnesandnoble.com. BOL US Online, Inc., a Delaware corporation ("USO") and wholly owned subsidiary of BAG, became a 50% member of the LLC following a $150 million cash contribution to the LLC and a $75 million cash payment to the Company. USO has also agreed to contribute an additional $50 million in capital to the LLC upon the request of the Chairman and Chief Executive Officer of the LLC. Additionally, USO will pay B&N, at the time of any initial public offering of the business of the LLC prior to December 31, 2001, an additional amount, not to exceed $25 million, equal to the amount, if any, by which the value of USO's interest in the LLC at the time of such offering exceeds the value of USO's total investment in the LLC through the date of such offering. The Formation Agreement is attached hereto as Exhibit 10.1.

          The Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") sets forth the agreement of the parties as to the operation and governance of the LLC. Pursuant to the LLC Agreement, the LLC has two 50% members: B&N.com Holding Corp., a wholly owned subsidiary of the Company ("B&N Holding"), and USO. Pursuant to the LLC Agreement the parties have agreed that, with certain exceptions, the LLC will be the exclusive means through which they sell English language books on the Internet, and the LLC Agreement also provides for links between BAG's non-English language sites and the LLC for the sale of books. The LLC Agreement contains non-compete provisions which are operative during the term of the joint venture and for a period of time thereafter. The LLC will be managed by a board of managers consisting of six managers, with three managers appointed by B&N Holding and three managers appointed by USO. Leonard Riggio, the Chairman and Chief Executive Officer of the Company, is the LLC's initial Chairman, and Jonathan Bulkeley, who has served as head of America Online's United Kingdom operations for the past three years, will be the LLC's initial Chief Executive Officer and report to Mr. Riggio. Certain major decisions of the LLC require the consent of a majority of each of the B&N Holding managers and the USO managers, certain related party transactions between the LLC and either B&N or BAG require the consent of a majority of the other party's managers and other decisions require a majority of all managers. As required by the Formation Agreement, USO has agreed in the LLC Agreement to make additional capital contributions to the LLC of up to $50 million. The LLC Agreement also contains provisions restricting sales and transfers of membership interests in the LLC. Pursuant to the LLC Agreement the parties have also agreed to share certain technology. The LLC Agreement is attached hereto as Exhibit 10.2.

Item 5.   Other Events.

          On November 6, 1998, the Company announced an agreement to purchase the Ingram Book Group, a group of privately held subsidiaries of Ingram Industries Inc., for $600 million, consisting of approximately $200 million in cash and approximately $400 million in common stock of the Company. The Ingram Book Group includes: Ingram Book Company, the nation's largest wholesaler of general trade books; Retailer Services Inc.; Ingram Periodicals Inc.; Spring Arbor Distributors Inc.; Publisher Resources Inc.; Ingram International Inc.; Tennessee Book Company; Lighting Print Inc.; and Ingram Library Services Inc.

          The closing of the transaction is subject to satisfaction of certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          Upon the completion of the transaction, the Ingram Book Group is expected to become a major component of the Company's distribution network through Ingram Book Group's eleven strategically located distribution centers.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          Exhibit 10.1 - Formation Agreement dated November 12, 1998 among
                         Barnes & Noble, Inc., B&N.com Holding Corp., barnesandnoble.com inc., B&N.com Member Corp., Bertelsmann AG and BOL.US Online, Inc.

          Exhibit 10.2 - Amended and Restated Limited Liability Company
                         Agreement of barnesandnoble.com llc among Barnes & Noble, Inc., B&N.com Holding Corp., Bertelsmann AG and BOL.US Online, Inc.